Exhibit 107

Calculation of Filing Fee Table

Form S-8

CLEARSIDE BIOMEDICAL, INC.

(Exact name of Registrant as specified in its charter)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Common Stock, par value $0.001 per share
2016 Equity Incentive Plan	2,388,917	(3)	$1.45	$3,463,929.65	0.0000927	$321.11
Total Offering Amount	2,388,917			$3,463,929.65		$321.11
Total Fee Offsets						—
Net Fee Due						$321.11

(1)

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of Clearside Biomedical, Inc. (the “Registrant”) that become issuable under the 2016 Equity Incentive Plan (the “2016 EIP”) set forth herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the Registrant’s common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) promulgated under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are calculated using the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Market on May 9, 2022.

(3)	Represents additional shares of common stock reserved for future issuance under the 2016 EIP.